Parker Drilling Reports 2012 Third Quarter Results

HOUSTON, Nov. 1, 2012 /PRNewswire/ -- Parker Drilling Company (NYSE-PKD), a drilling contractor, drilling services and rental tools provider, today reported results for the quarter and year-to-date periods ended September 30, 2012. The Company's results for the 2012 third quarter included net income of $10.9 million or $0.09 per diluted share on revenues of $165.3 million, compared with net income of $20.7 million or $0.18 per diluted share on revenues of $176.6 million for the prior year's third quarter. Excluding the effects of non-routine items, the Company reported net income of $11.4 million or $0.10 per diluted share compared with similarly adjusted 2011 third quarter net income of $21.7 million or $0.18 per diluted share. Adjusted EBITDA, excluding non-routine items, was $55.6 million, compared with $70.5 million for the prior year's third quarter.

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"Parker Drilling's third quarter results demonstrate the effects of our complementary business mix and geographic range," said Parker Drilling President and Chief Executive Officer, Gary Rich. "The continued growth in drilling activity in the Gulf of Mexico benefitted both our U.S. Barge Drilling and Rental Tools segments, nearly offsetting the impact of the slowdown in U.S. land drilling on our Rental Tools segment. Similarly, while overall utilization of our international rig fleet declined, this was moderated by increases in Mexico and Algeria offsetting lower utilization in Kazakhstan and Colombia," noted Mr. Rich. "In addition, we made progress during the quarter on the commissioning of our two Arctic Alaska Drilling Unit (AADU) rigs. These advanced design Arctic class rigs reflect our expansion into another distinct market."

Third Quarter Highlights

  The U.S. Gulf of Mexico shallow water drilling market remained active and experienced few interruptions from seasonal storm events.  The Company's U.S. Barge Drilling segment maintained strong utilization, realized a further increase in its average dayrate and produced improved revenues, gross margin and segment gross margin as a percentage of revenues. (Segment gross margins mentioned here and later exclude depreciation and amortization expense.)
  The recent slowdown in U.S. land drilling activity impacted demand and pricing for drill pipe and related products.  Our Rental Tools segment revenues and gross margin experienced moderate declines similar to prior market cycles.  Despite challenging market conditions, the segment maintained strong profitability.
  The first of Parker Drilling's two AADU rigs began its acceptance testing process and is expected to be placed into service before year end.

Outlook

"The recent trend in U.S. land drilling is expected to lead to further reductions in demand for rental tools. Having cut back our purchases of tubular goods, we expect our inventory of rental tools, as well as the overall industry inventory, will adjust to market conditions quickly and that this business will sustain its traditionally strong earnings and cash flow. In addition, we believe the growing level of deepwater drilling in the Gulf of Mexico will continue to be a source of business opportunity for the Rental Tools segment," commented Mr. Rich.

He continued, "There is solid demand for drilling in the shallow waters of the U.S. Gulf of Mexico. We believe current and forecasted prices for oil and natural gas liquids will continue to support activity in the barge drilling market around current levels. Further development of deep gas plays will provide additional growth opportunities for this business.

"Contract terms and market conditions specific to our international markets are expected to result in further near-term declines in utilization for our international rig fleet and reduced levels of revenues and earnings from our O&M contract portfolio. While deployment opportunities take time to fully develop, our business development teams have been working on a selection of rig tenders that should correct this trend and provide operational momentum for 2013 and later. In addition, we expect to make adjustments in the deployment of underutilized rigs in our international rig fleet to better reflect their long-term opportunities.

"In the third quarter, our AADU rigs began the acceptance testing process that is expected to lead to drilling by one of the rigs before year-end and the other shortly afterward. Each rig will incur operating costs and related expenses for a period of time before it begins earning operating revenues. As a result, we expect our U.S. Drilling segment will report losses for the remainder of 2012," Mr. Rich concluded.

Third Quarter Review

Parker Drilling's revenues for the 2012 third quarter declined 6 percent to $165.3 million from revenues of $176.6 million for the 2011 third quarter. The Company's 2012 third quarter gross margin declined 18 percent to $63.8 million from gross margin of $77.5 million for the 2011 third quarter, while gross margin was 38.6 percent of revenues for the 2012 third quarter compared with 43.9 percent for the 2011 third quarter.

Results for the 2012 third quarter included $0.7 million, pre-tax, of non-routine expenses primarily related to ongoing U.S. regulatory investigations and Parker Drilling's internal review regarding possible violations of the Foreign Corrupt Practices Act and other laws. These non-routine expenses reduced after-tax earnings by $0.4 million or $0.01 per diluted share. The results for the 2011 third quarter included non-routine, after-tax expense of $1.0 million. Details of the non-routine items are provided in the attached financial tables.

  Rental Tools segment revenues declined 4 percent to $59.9 million from $62.4 million, segment gross margin declined 13 percent to $38.1 million from $43.7 million, and segment gross margin as a percentage of revenues was 63.5 percent compared with 70.1 percent for the prior year's third quarter.  As a result of slowing activity in the U.S. land drilling market and additions of previously ordered drill pipe, pricing became more competitive and utilization slowed.  In response, the Rental Tools operation redistributed its products geographically, adjusted commercial terms to sustain its competitive position and reduced purchases of tubular goods.
  U.S. Barge Drilling segment revenues increased 15 percent to $33.1 million from $28.9 million, segment gross margin rose 40 percent to $15.9 million from $11.4 million, and segment gross margin as a percentage of revenues increased to 47.9 percent from 39.3 percent for the prior year's third quarter.  An 18 percent increase in the barge drilling rig fleet's average dayrate, to $33,200 for the 2012 third quarter from $28,200 for the 2011 third quarter, was the leading contributor to the improved results. Rig fleet utilization declined modestly, compared to the prior year's third quarter, as some operators slowed the pace of their drilling programs.
  U.S. Drilling segment includes two AADU rigs located in Alaska and one land rig located in Louisiana. The AADU rigs are undergoing commissioning and the available land rig is idle. As a result, this segment earned no revenues in the 2012 third quarter and prior periods. The segment's operating costs consist of expenses incurred in preparation for future activities in Alaska, primarily for labor and training costs and facility leases.
  International Drilling segment revenues declined 14 percent to $68.5 million from $79.6 million, segment gross margin decreased 43 percent to $12.6 million from $21.9 million, and segment gross margin as a percentage of revenues decreased to 18.4 percent from 27.5 percent.  The reduction in segment revenues was primarily due to the completion earlier this year of drilling activities by the Caspian Sea arctic barge drilling rig, partially offset by higher O&M contract revenues.  O&M contract revenues benefitted from a rig labor contract initiated earlier this year and increased revenues from an ongoing rig management contract. This was partially offset by a decrease in overall revenues associated with our O&M contracts on Sakhalin Island, Russia.  The decline in segment gross margin is primarily due to lower rig utilization and reduced earnings realized from our O&M contracts on Sakhalin Island.
  Technical Services segment revenues declined 35 percent to $3.7 million from $5.7 million for the prior year's third quarter.  The segment reported a gross margin loss of $0.1 million compared with gross margin of $1.2 million in the prior year's third quarter.  The revenue reduction was primarily due to the change in the portfolio of active engineering projects and the transition of our role on the Berkut platform project from engineering to construction oversight. The segment's earnings loss reflects retained overhead costs as we transition between projects.

2012 Year-to-Date Summary

The Company's results for the first nine months of 2012 included net income of $57.4 million or $0.48 per diluted share on revenues of $520.8 million, compared with the prior year's first nine months' net income of $39.7 million or $0.34 per diluted share on revenues of $505.6 million. Excluding the effects of non-routine items the Company reported adjusted net income of $59.0 million or $0.50 per diluted share compared with similarly adjusted 2011 first-nine months net income of $42.8 million or $0.37 per diluted share. Adjusted EBITDA, excluding non-routine items, was $198.8 million for the first nine months of 2012 and $175.9 million for the same period of the prior year.

Results for the first nine months of 2012 included $2.4 million, pre-tax, of non-routine expenses primarily related to debt extinguishment costs associated with the refinancing of the Company's convertible senior notes. These non-routine expenses reduced after-tax earnings by $1.6 million or $0.02 per diluted share. Earnings for the comparable period of 2011 included $3.0 million of after-tax expense for non-routine items, or $0.03 per diluted share.

Capital Expenditures

Capital expenditures were $38.1 million for the 2012 third quarter and $147.7 million for the year-to-date period. Year-to-date 2012 capital expenditures included $69.9 million for the construction of two newbuild arctic land rigs and $49.6 million for the purchase of tubular goods and other rental tools equipment. In addition, the Company has invested $9.0 million year-to-date 2012 in a new enterprise resource planning system.

Conference Call

Parker Drilling has scheduled a conference call for 10:00 a.m. CDT (11:00 a.m. EDT) on Thursday, November 1, 2012, to review its reported results. Those interested in listening to the call by telephone may do so by dialing (480) 629-9866. The call can also be accessed through the Investor Relations section of the Company's website at http://www.parkerdrilling.com. A replay of the call can be accessed on the Company's website for 12 months and will be available by telephone from Nov. 1 through Nov. 8 by dialing (303) 590-3030 and using the access code 4569668#.

Cautionary Statement

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements in this press release other than statements of historical facts that address activities, events or developments that the Company expects, projects, believes, or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to, statements about anticipated future financial or operational results; the outlook for rig utilization and dayrates; general industry conditions such as the demand for drilling and the factors affecting demand; competitive advantages such as technological innovation; future operating results of the Company's rigs, rental tools operations and projects under management; capital expenditures; expansion and growth opportunities; acquisitions or joint ventures; asset sales; successful negotiation and execution of contracts; scheduled delivery of drilling rigs for operation; the strengthening of the Company's financial position; increases in market share; outcomes of legal proceedings and investigations; compliance with credit facility and indenture covenants; and similar matters. These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to changes in worldwide economic and business conditions that could adversely affect market conditions, fluctuations in oil and natural gas prices that could reduce the demand for drilling services, changes in laws or government regulations that could adversely affect the cost of doing business, our ability to refinance our debt and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission. See "Risk Factors" in the Company's Annual Report filed on Form 10-K and other public filings and press releases. Each forward-looking statement speaks only as of the date of this press release and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Company Description

Parker Drilling (NYSE: PKD) provides high-performance contract drilling solutions, rental tools and project management services to the energy industry. Parker Drilling's rig fleet includes 22 land rigs and two offshore barge rigs in international locations, 13 barge rigs in the U.S. Gulf of Mexico, one land rig located in the U.S., and two land rigs in Alaska undergoing commissioning. The Company's rental tools business supplies premium equipment to operators on land and offshore in the U.S. and select international markets. Parker Drilling also performs contract drilling for customer-owned rigs and provides technical services addressing drilling challenges for E&P customers worldwide. More information about Parker Drilling can be found at http://www.parkerdrilling.com, including operating status reports for the Company's Rental Tools segment and its international and U.S. rig fleets, updated monthly.

PARKER DRILLING COMPANY
Consolidated Condensed Balance Sheets
(Dollars in Thousands)

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$ 114,127	$ 97,869
Accounts and Notes Receivable, Net	160,449	183,923
Rig Materials and Supplies	22,934	29,947
Deferred Costs	1,209	3,249
Deferred Income Taxes	6,615	6,650
Assets Held for Sale	11,656	5,315
Other Current Assets	41,215	40,660
TOTAL CURRENT ASSETS	358,205	367,613

PROPERTY, PLANT AND EQUIPMENT, NET	773,244	719,809

OTHER ASSETS
Deferred Income Taxes	99,586	108,311
Other Assets	25,854	20,513
TOTAL OTHER ASSETS	125,440	128,824

TOTAL ASSETS	$ 1,256,889	$ 1,216,246

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current Portion of Long-Term Debt	$ 43,000	$ 145,723
Accounts Payable and Accrued Liabilities	134,954	140,087
TOTAL CURRENT LIABILITIES	177,954	285,810

LONG-TERM DEBT	429,462	337,000

LONG-TERM DEFERRED TAX LIABILITY	15,578	15,934

OTHER LONG-TERM LIABILITIES	25,270	33,452

TOTAL CONTROLLING INTEREST IN STOCKHOLDERS' EQUITY	609,327	544,606
Noncontrolling Interest	(702)	(556)
TOTAL EQUITY	608,625	544,050

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 1,256,889	$ 1,216,246

Current Ratio	2.01	1.29

Total Debt as a Percent of Capitalization	44%	47%

Book Value Per Common Share	$ 5.14	$ 4.65

PARKER DRILLING COMPANY
Consolidated Condensed Statements of Operations
(Dollars in Thousands, Except Per Share and Weighted Average Shares Outstanding)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

REVENUES:	$ 165,301	$ 176,589	$ 520,795	$ 505,580

EXPENSES:
Operating Expenses	101,484	99,042	300,942	311,100
Depreciation and Amortization	29,779	27,581	85,357	82,511

TOTAL OPERATING GROSS MARGIN	34,038	49,966	134,496	111,969

General and Administrative Expense	(8,905)	(8,630)	(21,822)	(23,384)
Gain on Disposition of Assets, Net	606	623	2,466	1,993

TOTAL OPERATING INCOME	25,739	41,959	115,140	90,578

OTHER INCOME AND (EXPENSE):
Interest Expense	(8,171)	(5,591)	(25,133)	(17,208)
Interest Income	30	29	109	208
Loss on Extinguishment of Debt	(117)	-	(1,766)	-
Change in Fair Value of Derivative Positions	19	(49)	8	(186)
Other	26	(657)	62	(522)
TOTAL OTHER EXPENSE	(8,213)	(6,268)	(26,720)	(17,708)

INCOME BEFORE INCOME TAXES	17,526	35,691	88,420	72,870

INCOME TAX EXPENSE	6,695	15,042	31,155	33,345

NET INCOME	10,831	20,649	57,265	39,525
Less: Net Loss Attributable to Noncontrolling Interest	(105)	(76)	(146)	(202)
NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$ 10,936	$ 20,725	$ 57,411	$ 39,727

EARNINGS PER SHARE - BASIC
Net Income	$ 0.09	$ 0.18	$ 0.49	$ 0.34

EARNINGS PER SHARE - DILUTED
Net Income	$ 0.09	$ 0.18	$ 0.48	$ 0.34

NUMBER OF COMMON SHARES USED IN COMPUTING EARNINGS PER SHARE
Basic	118,109,214	116,416,011	117,458,365	115,899,959
Diluted	119,201,019	117,425,764	118,810,195	116,912,367

PARKER DRILLING COMPANY
Selected Financial Data
(Dollars in Thousands)
(Unaudited)

	Three Months Ended
	September 30,		June 30,
	2012	2011	2012

REVENUES:
Rental Tools	$ 59,947	$ 62,388	$ 65,002
U.S. Barge Drilling	33,142	28,895	33,292
U.S. Drilling	-	-	-
International Drilling	68,503	79,591	76,923
Technical Services	3,709	5,715	3,708
Construction Contract	-	-	-
Total Revenues	165,301	176,589	178,925

OPERATING EXPENSES:
Rental Tools	21,879	18,682	22,552
U.S. Barge Drilling	17,257	17,534	18,792
U.S. Drilling	2,641	601	533
International Drilling	55,919	57,672	58,683
Technical Services	3,788	4,553	3,966
Construction Contract	-	-	-
Total Operating Expenses	101,484	99,042	104,526

OPERATING GROSS MARGIN:
Rental Tools	38,068	43,706	42,450
U.S. Barge Drilling	15,885	11,361	14,500
U.S. Drilling	(2,641)	(601)	(533)
International Drilling	12,584	21,919	18,240
Technical Services	(79)	1,162	(258)
Construction Contract	-	-	-
Depreciation and Amortization	(29,779)	(27,581)	(27,959)
Total Operating Gross Margin	34,038	49,966	46,440

General and Administrative Expense	(8,905)	(8,630)	(7,420)
Gain on Disposition of Assets, Net	606	623	1,368

TOTAL OPERATING INCOME	$ 25,739	$ 41,959	$ 40,388

PARKER DRILLING COMPANY
Adjusted EBITDA
(Dollars in Thousands)

	Three Months Ended
	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011

Net Income (Loss) Attributable to Controlling Interest	$ 10,936	$ 20,083	$ 26,392	$ (90,177)	$ 20,725	$ 14,173	$ 4,827
Adjustments:
Income Tax (Benefit) Expense	6,695	9,817	14,643	(48,112)	15,042	13,464	4,839
Total Other Income and Expense	8,213	10,463	8,044	5,066	6,268	5,636	5,803
Gain on Disposition of Assets, Net	(606)	(1,368)	(492)	(1,666)	(623)	(366)	(1,004)
Depreciation and Amortization	29,779	27,959	27,619	29,624	27,581	27,332	27,599
Impairment and other charges	-	-	-	170,000	-	-	-
Provision for Reduction in Carrying Value of Certain Assets	-	-	-	1,350	-	-	-

Adjusted EBITDA	55,017	66,954	76,206	66,085	68,993	60,239	42,064

Adjustments:
Non-routine Items*	564	42	23	567	1,517	2,451	685

Adjusted EBITDA after Non-routine Items	$ 55,581	$ 66,996	$ 76,229	$ 66,652	$ 70,510	$ 62,690	$ 42,749

* Amended to include comparable expenses in all periods.

PARKER DRILLING COMPANY
Reconciliation of Non-Routine Items *
(Dollars in Thousands, except Per Share)
(Unaudited)

	Three Months Ending	Nine Months Ended
	September 30, 2012	September 30, 2012

Net income attributable to controlling interest	$ 10,936	$ 57,411
Earnings per diluted share	$ 0.09	$ 0.48

Adjustments:
Extinguishment of debt	117	1,766
U.S. regulatory investigations / legal matters**	564	629
Total adjustments	681	2,395
Tax effect of non-routine adjustments	(238)	(838)
Net non-routine adjustments	443	1,557

Adjusted net income attributable to controlling interest	$ 11,379	$ 58,968
Adjusted earnings per diluted share	$ 0.10	$ 0.50

	Three Months Ending	Nine Months Ended
	September 30, 2011	September 30, 2011
Net income attributable to controlling interest	$ 20,725	$ 39,727
Earnings per diluted share	$ 0.18	$ 0.34

Adjustments:
Extinguishment of debt	-	-
U.S. regulatory investigations / legal matters**	1,517	4,654
Total adjustments	1,517	4,654
Tax effect of non-routine adjustments	(531)	(1,629)
Net non-routine adjustments	986	3,025

Adjusted net income attributable to controlling interest	$ 21,711	$ 42,752
Adjusted earnings per diluted share	$ 0.18	$ 0.37

*

Adjusted net income, a non-GAAP financial measure, excludes items that management believes are of a non-routine nature and which detract from an understanding of normal operating performance and comparisons with other periods. Management also believes that results excluding these items are more comparable to estimates provided by securities analysts and used by them in evaluating the Company's performance.

**	Amended to include comparable expenses in all periods.

CONTACT: Investor Relations, Richard Bajenski, Director, Investor Relations, +1-281-406-2030 or Media Relations, Stephanie Dixon, Manager, Corporate Communications, +1-281-406-2212